New Perspective Fund Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$389,428
Class B	$4,671
Class C	$8,280
Class F-1	$12,037
Class F-2	$4,750
Total	$419,166
Class 529-A	$9,801
Class 529-B	$544
Class 529-C	$1,185
Class 529-E	$449
Class 529-F-1	$225
Class R-1	$390
Class R-2	$3,166
Class R-3	$11,295
Class R-4	$12,008
Class R-5	$36,811
Class R-6	$7,362
Total	$83,236

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3050
Class B	$0.1172
Class C	$0.1457
Class F-1	$0.3134
Class F-2	$0.3811
Class 529-A	$0.3009
Class 529-B	$0.1225
Class 529-C	$0.1375
Class 529-E	$0.2409
Class 529-F-1	$0.3459
Class R-1	$0.1701
Class R-2	$0.1397
Class R-3	$0.2493
Class R-4	$0.3175
Class R-5	$0.3756
Class R-6	$0.3619

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,266,738
Class B	36,356
Class C	57,134
Class F-1	39,278
Class F-2	13,522
Total	1,413,028
Class 529-A	33,781
Class 529-B	4,287
Class 529-C	8,843
Class 529-E	1,922
Class 529-F-1	697
Class R-1	2,539
Class R-2	22,639
Class R-3	46,011
Class R-4	37,574
Class R-5	45,351
Class R-6	77,662
Total	281,306

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$26.25
Class B	$25.83
Class C	$25.58
Class F-1	$26.13
Class F-2	$26.25
Class 529-A	$26.06
Class 529-B	$25.69
Class 529-C	$25.64
Class 529-E	$25.87
Class 529-F-1	$26.03
Class R-1	$25.47
Class R-2	$25.61
Class R-3	$25.84
Class R-4	$26.02
Class R-5	$26.24
Class R-6	$26.28